State of Delaware
Secretary of State
Division of Corporations
Delivered 01:40 PM 09/22/2011
FILED 01:40 PM 09/22/2011
SRV 111031895 - 2946714 FILE

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL
AND REVIVAL OF CHARTER

The corporation organized under the laws of Delaware, the charter of which was forfeited for failure to obtain a registered agent, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is VolitionRX Limited formerly known as Standard Capital Corporation
2. Its registered office in the State of Delaware is located at Suite 600 1201 Orange Street, City of Wilmington Zip Code DE 19801 County of New Castle the name of its registered agent is Agents and Corporations, Inc.
3. The date the Certificate of Incorporation was filed in Delaware was 1998/09/24.
4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 19 day of May 2011, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
5. This corporation was duly organized and carried on the business authorized by its charter until the 20 day of May A.D. 2011, at which time its charter became inoperative and forfeited for failure to obtain a registered agent and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters the last and acting authorized officer hereunto set his/her hand to this certificate this 19 day of September A.D 2011.

By: [signature]
Authorized Officer

Name: B. Gordon Brooke
Print or Type

Title: Chief Financial Officer